As filed with the Securities and Exchange Commission on November 14, 2024

Registration No. 333-268801

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Peak Bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2836	85-2448157
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4900 Hopyard Road, Suite 100

Pleasanton, CA 94588

(925) 463-4800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Samir R. Patel, M.D.

President and Secretary

Peak Bio, Inc.

4900 Hopyard Road, Suite 100

Pleasanton, CA 94588

(925) 463-4800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sam Zucker, Esq. Goodwin Procter LLP 601 Marshall Street Redwood City, CA 94063 (650) 752-3100

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1, or this Post-Effective Amendment, relates to the registration statement on Form S-1 (File No. 333-268801 (the “Registration Statement”), filed by Peak Bio, Inc., a Delaware corporation(the “Company”), on December 15, 2022, with the Securities and Exchange Commission(the “SEC”). The Registration Statement, as amended immediately prior to the filing of this Post-Effective Amendment, registered for resale (i) up to an aggregate of 23,517,773 shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), (ii) up to an aggregate of 2,992,045 shares of Common Stock that may be issued upon exercise of warrants, and (iii) up to an aggregate of 2,992,045 warrants held by the selling securityholders named therein. The Registration Statement was declared effective by the SEC on March 1, 2023.

On November 14, 2024, pursuant to the previously announced Agreement and Plan of Merger, dated March 3, 2024 (as amended, the “Merger Agreement”) entered into by the Company, Akari Therapeutics, Plc (“Akari”) and Pegasus Merger Sub, Inc., a Delaware corporation and a directly wholly owned subsidiary of Akari (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Akari.

Pursuant to the terms of the Merger Agreement, each issued and outstanding share of Common Stock, other than certain excluded shares, was converted into the right to receive 0.2935 American Depositary Shares of Akari, par value $0.0001 per share, rounded down to the nearest whole share.

In connection with the Merger, the Company has no further obligation to maintain effectiveness of the Registration Statement. In accordance with an undertaking made by the Company to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, this Post-Effective Amendment No. 1 is being filed to terminate the effectiveness of the Registration Statement and to remove from registration all securities registered but not sold or otherwise unissued under the Registration Statement. As a result of this deregistration, no securities remain registered for resale pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment No. 1 to Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pleasanton, California, on November 14, 2024.

PEAK BIO, INC.

By:	/s/ Samir R. Patel, M.D.
Samir R. Patel, M.D.
President and Secretary (Principal Executive Officer)

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.